News Release

Victory Capital Reports First Quarter 2019 Assets Under Management

Cleveland, Ohio, April 9, 2019 ― Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported assets under management (AUM) of $58.1 billion on March 31, 2019. This compares with $52.8 billion on December 31, 2018.

Victory Capital Holdings, Inc. and Subsidiaries
Assets Under Management[1]
(unaudited; in millions)

	As of:
	March 31, 2019	December 31, 2018

By Asset Class
U.S. Mid Cap Equity	$22,169	$20,019
U.S. Small Cap Equity	14,714	12,948
Fixed Income	6,973	6,836
U.S. Large Cap Equity	4,117	3,759
Global / Non-U.S. Equity	5,234	4,610
Solutions	3,996	3,767
Commodity	493	469
Other	425	355
Total Assets Under Management	$58,119	$52,763

By Vehicle
Mutual Funds[2]	$33,786	$30,492
ETFs	3,123	2,956
Separate Accounts and Other Vehicles[3]	21,210	19,315
Total Assets Under Management	$58,119	$52,763

[1]Due to rounding, numbers presented in this table may not add up precisely to the totals provided.
[2]Includes institutional and retail share classes and VIP funds.
[3]Includes collective trust funds, wrap program accounts and unified managed accounts.

AUM for Victory Funds, VictoryShares ETFs and most institutional separate account strategies may be found on www.vcm.com.

About Victory Capital

Victory Capital is a global investment management firm operating a next-generation, integrated multi-boutique business model with $58.1 billion in assets under management as of March 31, 2019.

Victory Capital’s differentiated model is comprised of nine Investment Franchises, each with an independent culture and investment approach. Additionally, the Company offers a rules-based Solutions Platform, featuring the VictoryShares ETF brand, as well as custom and multi-asset class solutions. The Company’s Investment Franchises and Solutions Platform are supported by a centralized distribution, marketing and operational environment, in which the investment professionals can focus on the pursuit of investment excellence.

Victory Capital provides institutions, financial advisors and retirement platforms with a variety of asset classes and investment vehicles, including separately managed accounts, collective trusts, mutual funds, ETFs, UCITs and UMA/SMA vehicles.

For more information, please visit www.vcm.com.  Go to www.victorysharesliterature.com for ETF prospectuses or www.victoryfundliterature.com for mutual fund prospectuses.

Contacts:

Investors:

Matthew Dennis, CFA

Director, Investor Relations

216-898-2412

mdennis@vcm.com

Media:

Tricia Ross

310-622-8226

tross@finprofiles.com

Victory Funds are distributed by Victory Capital Advisers, Inc. (VCA). VictoryShares ETFs are distributed by Foreside Fund Services, LLC. Victory Capital Management Inc. (VCM) is the adviser to VictoryShares ETFs and Victory Funds. VCM and VCA are affiliated. They are not affiliated with Foreside Fund Services, LLC.